As filed with the Securities and Exchange Commission on May 1, 1998
                                                           File No. 333-24833



                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                       Post-Effective Amendment No. 1
                                     to

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933


                       Pacific Gateway Exchange, Inc.
           (Exact Name of Registrant as Specified in its Charter)


        Delaware                                         94-3134065
(State or Other Jurisdiction              (I.R.S. Employer Identification No.)
of Incorporation or Organization)

    533 Airport Blvd., Suite 505
       Burlingame, California                                 94010
(Address of Principal Executive Offices)                    (Zip Code)



           Pacific Gateway Exchange, Inc. 1995 Stock Option Plan
      and Pacific Gateway Exchange, Inc. 1997 Long-Term Incentive Plan
                         (Full Title of the Plans)


                            Howard A. Neckowitz
                   President and Chief Executive Officer
                        533 Airport Blvd., Suite 505
                        Burlingame, California 94010
                  (Name and Address of Agent For Service)
                               (650) 375-6700
       (Telephone Number, Including Area Code, of Agent For Service)





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                               Purpose of Amendment

        On May 16, 1997, the stockholders of Pacific Gateway Exchange, Inc. (the "Company") approved the Pacific Gateway Exchange, Inc. 1997 Long-Term Incentive Plan (the "1997 Plan") which was intended to replace the Pacific Gateway Exchange, Inc. 1995 Stock Option Plan (the "1995 Plan"). The 1997 Plan was adopted in order to attract and retain employees and other service providers to the Company and to identify the interests of such individuals with the Company's stockholders through the use of equity-based compensation. Under the 1995 Plan, options and shares issued upon the exercise thereof representing 903,255 shares were outstanding as of April 23, 1998 and 296,745 shares remained available for additional awards thereunder. The 1997 Plan authorizes 4,000,000 shares of Common Stock, par value $.0001, to be used for stock options, stock appreciation rights, restricted stock and performance unit awards and this registration statement is being amended to cover the issuance under the 1997 Plan of shares of Common Stock registered hereunder and remaining unissued under the 1995 Plan. A separate registration statement is being filed pursuant to General Instruction E to register shares issuable under the 1997 Plan in excess of those remaining available and unissued under the 1995 Plan.










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



                                  PART II


                          INFORMATION REQUIRED IN
                         THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents, which have heretofore been filed by Pacific Gateway Exchange, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, amended by Form 10-K/A Amendment No. 1.

         (b) The description of Common Stock of the Company contained in a Registration Statement on Form 8-A, filed on July 18, 1996, pursuant to Section 12 of the Exchange Act, as amended November 21, 1997.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         James J. Junewicz, a partner at the law firm Mayer, Brown & Platt which serves as legal counsel to the Company, is also a member of the Board of Directors of the Company.

Item 6.  Indemnification of Directors and Officers.

         (a) The Delaware General Corporation Law (the "Delaware GCL") (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified, and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

         (b) Article 10 of the Certificate of Incorporation of the Company and Article 8 of the Company's By-laws provides for indemnification of directors and officers to the fullest extent permitted by law. The Company has entered or expects to enter into Indemnity Agreements with each of its directors, a copy of which has been filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-21043). The Company presently maintains Director's and Officer's insurance with limits up to $10 million.

         (c) In accordance with Section 102(b)(7) of the Delaware GCL, the Company's Certificate of Incorporation provides that directors shall not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or


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


knowing violations of law, (3) under Section 174 of the Delaware GCL (unlawful payment of dividends) or (4) transactions from which a director derives an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See Exhibit Index which is incorporated herein by reference.

Item 9.  Undertakings.

         (a)   The undersigned registrant hereby undertakes:

           1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                     Provided, however, that paragraphs
                     (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability

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



under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant's certificate of incorporation or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


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



                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burlingame, State of California, on this 1st day of May, 1998.

                                   PACIFIC GATEWAY EXCHANGE, INC.


                                   By:   /s/ Howard A. Neckowitz
                                        ---------------------------
                                         Howard A. Neckowitz
                                         President, Chief Executive Officer
                                         and Chairman of the Board


                           POWER OF ATTORNEY

           Each person whose signature appears below hereby constitutes and appoints Howard A. Neckowitz or Gail E. Granton, the true and lawful attorney-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in their respective capacities on this 1st day of May, 1998.


    Signature                                  Title
    ---------                                  -----



/s/ Howard A. Neckowitz             President, Chief Executive Officer
Howard A. Neckowitz                 and Chairman of the Board and
                                    Director (Principal Executive Officer)


/s/ Gail E. Granton                 Executive Vice President,
Gail E. Granton                     International Business Development,
                                    Secretary and Director


/s/ Sandra Grey
Sandra Grey                         Chief Financial Officer
                                    (Principal Financial Officer)
                                    (Principal Accounting Officer)


/s/ Barry J. Volante
Barry J. Volante                     Director


/s/ Charles M. Dalfen
Charles M. Dalfen                    Director


/s/ James J. Junewicz
James J. Junewicz                    Director




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                            EXHIBIT INDEX

Exhibit
Number                Description of Exhibit
------                ----------------------

4(a) Amended and Restated Certificate of Incorporation of Pacific Gateway Exchange, Inc., as amended
             May 20, 1997.1/

4(b) By-laws of Pacific Gateway Exchange, Inc., as amended December 30, 1997.2/

5            Opinion of Mayer, Brown & Platt.

23(a)        Consent of Coopers & Lybrand L.L.P.

23(b)        Consent of Mayer, Brown & Platt (contained in
             Exhibit 5).

24 Powers of Attorney (included on the signature page of the registration statement).


1/ Filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 000- 21043), and incorporated into this Registration Statement on Form S-8 by reference.


2/ Filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 000-21043), and incorporated into this Registration Statement on Form S-8 by reference.

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